Exhibit 99.j(2)

CREDIT SUISSE COMMODITY STRATEGY FUNDS

(A registered investment company)

POWER OF ATTORNEY

Each of the undersigned hereby authorizes Lou Anne McInnis, Karen Regan and Omar Tariq, each with full power to act without the other, as attorney-in-fact to sign on his or her behalf in the capacities indicated, and to file (or have filed) with all exhibits thereto:

(A)                       any registration statement of the above-named registered investment company (the “Fund”), be it an initial registration statement or an amendment to an existing registration statement (including any pre-effective or post-effective amendments), that is required or permitted to be filed with the Securities and Exchange Commission;

(B)                       any other notice, report, authorization, request, or registration of the Fund that is required or permitted to be filed with the Securities and Exchange Commission; and

(C)                       any notice, authorization, request, or registration of the Fund that is required or permitted to be filed with any state securities commission or other state regulatory body.

This power shall be valid as to each of the undersigned until superseded by a subsequent power of attorney or revoked by written notice delivered to the President or Secretary of the Fund, such subsequent power or revocation to be effective for each signatory on an individual basis.

IN WITNESS WHEREOF, each of the undersigned has executed this instrument on the date shown.

By:	/s/Steven. N. Rappaport	November 12, 2019
Steven N. Rappaport		Date
Trustee and Chairman of the Board

By:	/s/Laura A. DeFelice	November 12, 2019
Laura A. DeFelice		Date
Trustee

By:	/s/Jeffrey E. Garten	November 12, 2019
Jeffrey E. Garten		Date
Trustee

By:	/s/Mahendra R. Gupta	November 12, 2019
Mahendra R. Gupta		Date
Trustee